The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2021

Citigroup Global Markets Holdings Inc.	November-----, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH9814 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Principal-at-Risk Securities Based on CMS30 and CMS2 Due November 23, 2024

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a fixed periodic coupon payment at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that you will not be repaid the full stated principal amount of your securities at maturity. That risk will depend on whether the 2-year constant maturity swap rate (“CMS2”) exceeds the 30-year constant maturity swap rate (“CMS30”) – a condition representing a so-called “inverted yield curve” – during all or any portion of the observation period specified below.

▪	The payment at maturity (excluding the final coupon payment) will equal the stated principal amount of the securities multiplied by the percentage of days during the observation period on which CMS30 is greater than or equal to CMS2. For example, if CMS30 is greater than or equal to CMS2 on 100% of the days during the observation period, the payment at maturity would be 100% of the stated principal amount of the securities; however, if CMS30 is greater than or equal to CMS2 on only 50% of the days during the observation period, the payment at maturity would be 50% of the stated principal amount, and if CMS30 is greater than or equal to CMS2 on 0% of the days during the observation period, the payment at maturity would be 0% of the stated principal amount. Accordingly, you may lose some, and possibly all, of your investment in the securities.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
CMS rates:	CMS30 and CMS2 (each, a “CMS rate”) will be determined on each day during the observation period as set forth under “Additional Terms of the Securities” below. For any calendar day during the observation period that is not a U.S. government securities business day, the applicable CMS rate will be assumed to be the same as on the immediately preceding U.S. government securities business day (subject to the discussion in the section “Additional Terms of the Securities—Discontinuance of a CMS Rate” in this pricing supplement). In addition, for all calendar days from, and including, the rate cut-off date to, but excluding, the maturity date, the CMS rates will not be observed and will be assumed to be the same as on the rate cut-off date.
Pricing date:	November 19, 2021
Issue date:	November 23, 2021
Maturity date:	November 23, 2024. If the maturity date is not a business day, the payment due on that date will be paid on the next succeeding business day, and no additional interest will accrue as a result of the delay in payment.
Coupon:	At least 7.50% per annum (to be determined on the pricing date). The amount of each coupon payment will be equal to (i) the stated principal amount multiplied by the coupon rate per annum divided by (ii) 12.
Coupon payment dates:	The 23rd day of each month during the term of the securities, commencing on December 23, 2021. If any coupon payment date is not a business day, the coupon payment due on that date will be paid on the next succeeding business day, and no additional interest will accrue as a result of the delay in payment.
Payment at maturity:	For each $1,000 stated principal amount security you hold at maturity, you will receive an amount determined as follows (in addition to the final coupon payment):
$1,000 ×	number of calendar days in observation period that CMS30 is greater than or equal to CMS2 number of calendar days in observation period
If CMS30 is less than CMS2 on any day during the observation period, you will receive less than the stated principal amount of your securities at maturity. If CMS30 is less than CMS2 on every day during the observation period, you will lose your entire investment in the securities.
Observation period:	Each calendar day from, and including, November 23, 2023 to, but excluding, the maturity date.
Rate cut-off date:	The second U.S. government securities business day immediately preceding the maturity date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17329UGK1 / US17329UGK16
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$22.50	$977.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be between $940.00 and $970.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $22.50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity assuming that the observation period has 366 calendar days and assuming various hypothetical numbers of calendar days in the observation period that CMS30 is greater than or equal to CMS2. Your actual payment at maturity per security will depend on the actual number of calendar days in the observation period that CMS30 is greater than or equal to CMS2. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The examples below assume that the coupon rate per annum is set at the lowest value indicated on the cover page of this pricing supplement. The actual coupon rate per annum will be determined on the pricing date.

Hypothetical Number of Calendar Days in Observation Period that CMS30 is greater than or equal to CMS2	Hypothetical Payment at Maturity per Security(1)	Hypothetical Total Return on Securities(2)
366	$1,000.00	22.500%
350	$956.28	18.128%
335	$915.30	14.030%
320	$874.32	9.932%
305	$833.33	5.833%
290	$792.35	1.735%
275	$751.37	-2.363%
260	$710.38	-6.462%
245	$669.40	-10.560%
230	$628.42	-14.658%
215	$587.43	-18.757%
200	$546.45	-22.855%
183	$500.00	-27.500%
170	$464.48	-31.052%
155	$423.50	-35.150%
140	$382.51	-39.249%
125	$341.53	-43.347%
110	$300.55	-47.445%
95	$259.56	-51.544%
80	$218.58	-55.642%
65	$177.60	-59.740%
50	$136.61	-63.839%
35	$95.63	-67.937%
20	$54.64	-72.036%
5	$13.66	-76.134%
0	$0.00	-77.500%

(1) Excludes final coupon payment.

(2) Includes coupon payments. The “total return on the securities” is equal to (i) (a) hypothetical payment at maturity per security (excluding final coupon payment) plus aggregate coupon payments received over term of securities minus (b) $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security.

PS-2

Citigroup Global Markets Holdings Inc.

Example 1: CMS30 is greater than or equal to CMS2 on each of the 366 calendar days during the observation period.

Because CMS30 is greater than CMS2 on each of the 366 calendar days during the observation period (i.e., 100% of the days during the observation period), you will receive a payment at maturity equal to $1,000 per security, calculated as follows:

$1,000 ×	number of calendar days in observation period that CMS30 is greater than or equal to CMS2 number of calendar days in observation period

$1,000 ×	366
366

$1,000 ×	100%	= $1,000

Including the aggregate coupon payments received over the term of the securities, your total return at maturity on the securities would be equal to 22.500%.

Example 2: CMS30 is greater than or equal to CMS2 on 183 calendar days during the observation period.

Because CMS30 is greater than CMS2 on 183 calendar days during the observation period (i.e., 50% of the days during the observation period), you will receive a payment at maturity equal to $500 per security, calculated as follows:

$1,000 ×	number of calendar days in observation period that CMS30 is greater than or equal to CMS2 number of calendar days in observation period

$1,000 ×	183
366

$1,000 ×	50%	= $500

Including the aggregate coupon payments received over the term of the securities, your total return at maturity on the securities would be equal to -27.500%.

Example 3: CMS30 is greater than or equal to CMS2 on 0 calendar days during the observation period.

Because CMS30 is greater than CMS2 on 0 calendar days during the observation period (i.e., 0% of the days during the observation period), you will receive a payment at maturity equal to $0 per security, calculated as follows:

$1,000 ×	number of calendar days in observation period that CMS30 is greater than or equal to CMS2 number of calendar days in observation period

$1,000 ×	0
366

$1,000 ×	0%	= $0

Including the aggregate coupon payments received over the term of the securities, your total return at maturity on the securities would be equal to -77.500%.

As evidenced in the table above, in no event will you have a positive rate of return based solely on the payment at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. If CMS30 is less than CMS2 on any day during the observation period, you will receive less than the stated principal amount of your securities at maturity. If CMS30 is less than CMS2 on every day during the observation period, you will lose your entire investment in the securities.

PS-3

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the relationship between CMS30 and CMS2. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. The risk that you will lose some or all of your principal amount will depend on whether CMS2 exceeds CMS30 – a condition representing a so-called “inverted yield curve” – during all or any portion of the observation period. The payment at maturity (excluding the final coupon payment) will equal the stated principal amount of the securities multiplied by the percentage of days during the observation period on which CMS30 is greater than or equal to CMS2. For example, if CMS30 is greater than or equal to CMS2 on 100% of the days during the observation period, the payment at maturity would be 100% of the stated principal amount of the securities; however, if CMS30 is greater than or equal to CMS2 on only 50% of the days during the observation period, the payment at maturity would be 50% of the stated principal amount, and if CMS30 is greater than or equal to CMS2 on 0% of the days during the observation period, the payment at maturity would be 0% of the stated principal amount. Accordingly, you may lose some, and possibly all, of your investment in the securities.

▪	Your investment is subject to the risk of an inverted yield curve during the observation period. The relationship between short-term and long-term interest rates may be thought of in terms of a curve plotted on a graph, where the y-axis represents interest rates and the x-axis represents the relevant maturity. That curve is referred to as a yield curve. A yield curve may be upward sloping, which would result when long-term interest rates are higher than short-term interest rates. A yield curve may also be downward sloping, or inverted, which would result when short-term interest rates are higher than long-term interest rates.

For purposes of the securities, the relevant yield curve is the curve depicting the relationship between CMS30 and CMS2. If the CMS yield curve is upward sloping on each calendar day during the observation period, meaning CMS30 is greater than CMS2 on each calendar day during the observation period, you will be repaid your initial investment at maturity. If the CMS yield curve is inverted on any calendar day during the observation period – meaning that CMS30 is less than CMS2 on one or more calendar days during the observation period – you will not be repaid your full initial investment at maturity. In this scenario, you may lose a significant portion, and potentially up to all, of your investment in the securities. As a result, your investment in the securities is subject to the risk of an inverted CMS yield curve on any calendar day during the observation period.

Although there is no single factor that determines the occurrence of an inverted yield curve, an inverted yield curve has historically tended to occur when the market expects an economic recession. Accordingly, a significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession resulting in an inverted yield curve during one or more calendar days during the observation period.

For more information about the CMS rates and the CMS yield curve, see “Information About the CMS Rates” in this pricing supplement.

▪	The CMS yield curve may not be representative of other yield curves. The CMS yield curve may be inverted – meaning that CMS30 is less than CMS2 on a calendar day during the observation period. In that case, you will not be repaid your full initial investment at maturity, even if other yield curves were not so inverted. For example, a yield curve could be constructed based on U.S. Treasury yields, and it is possible that you would not be repaid your initial investment at maturity under the securities in a circumstance in which you would be repaid your initial investment at maturity had the securities been linked to the U.S. Treasury yield curve rather than the CMS yield curve.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole

PS-4

Citigroup Global Markets Holdings Inc.

discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the CMS rates and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the CMS rates and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Relationship between CMS30 and CMS2. We expect that the value of the securities at any time prior to maturity will depend substantially on the relationship between CMS30 and CMS2 at that time.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Volatility of the relationship between CMS30 and CMS2. Volatility refers to the magnitude and frequency of changes in the relationship between CMS30 and CMS2 over any given period. Any increase in the expected volatility of the relationship between CMS30 and CMS2 may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	CMS30 and CMS2 will be affected by a number of factors and may be highly volatile. CMS30 and CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS2 may be highly volatile. Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS2.

▪	The offering of the securities does not constitute a recommendation to invest in an instrument linked to the CMS rates by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the CMS rates will perform in the future or as a recommendation to invest in an instrument linked to the CMS rates, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the CMS rates. CGMI and other of our affiliates may publish research from time to time relating to a CMS rate. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the CMS rates, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the CMS rates and the merits of investing in the securities.

▪	The CMS rates may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the interest rate swaps from which the CMS rates are derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge during the

PS-6

Citigroup Global Markets Holdings Inc.

observation period, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity during the term of the securities, including during the observation period, could negatively affect the CMS rates during the observation period and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the interest rate swaps from which the CMS rates are derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the CMS rates during the observation period and, therefore, adversely affect the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

▪	The way CMS rates are calculated may change in the future, which could adversely affect the value of the securities. The method by which the CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of the CMS rates or otherwise. We cannot predict whether the method by which the CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect the CMS rates in a way that has a significant adverse effect on the securities.

▪	The CMS rates will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the payment at maturity. With respect to a calendar day during the observation period that is not a U.S. government securities business day (including weekends and holidays), each CMS rate for that day will be deemed to be the same as on the immediately preceding U.S. government securities business day. In addition, for all calendar days from, and including, the rate cut-off date to, but excluding, the maturity date, the CMS rates will not be observed and will be assumed to be the same as on the rate cut-off date. Under these circumstances, if CMS30 was less than CMS2 on the applicable preceding U.S. government securities business day, each successive day on which the CMS rates are not observed will also have a negative impact on the payment at maturity.

▪	Since August 2019, the CMS rates have not been published on a significant number of scheduled publication days. If a CMS rate is not published and at least three reference bank quotations are not provided, the relevant CMS rate will be determined by the calculation agent. Since August 2019, ICE Benchmark Administration Limited has not published the CMS rates on a significant number of scheduled publication days. For example, in March and April 2020, the CMS rates were not published on any of the scheduled publication days. It is possible that such non-publication may continue and that the frequency of non-publication may increase. If, with respect to any U.S. government securities business day during the observation period, a CMS rate is not published and at least three reference bank quotations are not provided as further described under “Additional Terms of the Securities“—Determination of CMS Rates” in this pricing supplement, the relevant CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. As a result, any such increase in the frequency of non-publication may increase the likelihood that a CMS rate for one or more days during the observation period will be so determined by the calculation agent. See also “—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.”

▪	Uncertainty about the future of LIBOR may affect CMS rates in a way that adversely affects the return on and the value of the securities. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that 3-month U.S. dollar LIBOR will either cease to be provided by any administrator or no longer be representative after June 30, 2023. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after June 30, 2023 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of the CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying the CMS rates, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of the CMS rates, and any uncertainty at what these changes may be, may affect the CMS rates in a way that adversely affects your return on and value of the securities.

▪	The CMS rates may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on any U.S. government securities business day during the observation period, a CMS rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the applicable CMS rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith

PS-7

Citigroup Global Markets Holdings Inc.

and in a commercially reasonable manner. A CMS rate determined in this manner and used in the determination of the payment at maturity on the securities may be different from the CMS rate that would have been published on the Reuters page “ICESWAP1” and may be different from other published rates, or other estimated rates, of the applicable CMS rate.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things, determining a CMS rate under the circumstances described herein, selecting a successor rate if a CMS rate is discontinued and, if no successor rate is selected, calculating the applicable CMS rate in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. An ordinary loss recognized by an individual might, among other things, be a non-deductible “miscellaneous itemized deduction.”

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to a non-U.S. investor on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of CMS Rates

Each of CMS30 and CMS2 is referred to in this pricing supplement as a “CMS rate”.

A CMS rate of a given maturity represents, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market. The “maturity” of a CMS rate is the time period specified with respect to that CMS rate. For example, the maturity of CMS30 is 30 years, and the maturity of CMS2 is 2 years.

For purposes of the securities, the calculation agent will determine the CMS rates on any U.S. government securities business day by reference to the rate for U.S. dollar interest rate swaps with the applicable maturity appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that U.S. government securities business day.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on the U.S. government securities business day, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that U.S. government securities business day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that U.S. government securities business day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a maturity of three months. If at least three quotations are provided, the applicable CMS rate for that U.S. government securities business day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

The provisions set forth in this section “—Determination of CMS Rates” are subject to the discussion in “Discontinuance of a CMS Rate” below.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate for purposes of the securities. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any CMS rate that

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Citigroup Global Markets Holdings Inc.

is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such rate, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect the value of and return on the securities.

“U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity (disregarding the final coupon payment), calculated as though the observation period consisted of the 366 calendar days immediately preceding, and ending on, the date of such acceleration, plus accrued and unpaid interest to but excluding the date of acceleration.

In case of default under the securities, whether in the payment of interest or any other payment due under the securities, no interest will accrue on such overdue payment either before or after the maturity date.

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Citigroup Global Markets Holdings Inc.

Information About the CMS Rates

CMS Rates

A constant maturity swap (“CMS”) rate for a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, the 30-year CMS rate at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

Many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate.

The payment at maturity on the securities depends on the number of calendar days in the observation period that CMS30 is greater than or equal to CMS2. The relationship between CMS rates of different maturities may be thought of in terms of a curve plotted on a graph, where the y-axis represents the CMS rate and the x-axis represents the applicable maturity. The graphs below illustrate hypothetical CMS yield curves and do not represent any actual CMS yield curve.

Longer-term CMS rates may be greater than shorter-term CMS rates, as illustrated in the first graph above. Alternatively, shorter-term CMS rates may be greater than longer-term CMS rates, resulting in an inverted yield curve, as illustrated in the second graph above. If the CMS yield curve is inverted on one or more calendar days during the observation period, such that CMS2 is greater than CMS30, you will lose some, and possibly up to all, of your investment in the securities.

Although there is no single factor that determines the occurrence of an inverted yield curve, an inverted yield curve has historically tended to occur when the market expects an economic recession. Accordingly, a significant risk assumed by investors in the securities

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is that the market may anticipate a recession or that there may be a recession resulting in an inverted yield curve during one or more calendar days during the observation period.

Historical Information on the CMS Rates

The graph below shows the daily value of each CMS rate for each day such value was available from January 4, 2010 through November 16, 2021 using historical data obtained from Bloomberg. The historical values of the CMS rates should not be taken as an indication of the future values of the CMS rates during the term of the securities.

On November 16, 2021 at 11:00 a.m., CMS2 was 0.763% and CMS30 was 1.791%.

Historical CMS Rates January 4, 2010 to November 16, 2021

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a regulated investment company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	an investor subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) a derivative contract with respect to the underlying rates (a “Derivative Contract”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Derivative Contract (the “Deposit”). Moreover, we intend to treat the Derivative Contract as an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit in exchange for an amount determined by reference to the value of the underlying rates during the observation period (the “Put Option”). In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

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•	a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. Even if you have held the security for more than one year at the time of disposition, it is not clear whether such gain or loss should be treated as long-term or short-term capital gain or loss. You should consult your tax adviser regarding the treatment of this gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the final coupon payment, that is different from the stated principal amount, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) and the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Because of the lack of authority addressing the tax treatment of financial instruments linked to the underlying rates or a similar underlying market measure, there is significant uncertainty regarding whether gain or loss recognized with respect to the Put Option upon the retirement of a security should be treated as capital gain or loss or as ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. In particular, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” While our counsel believes that it would be reasonable to treat any

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Citigroup Global Markets Holdings Inc.

such gain or loss as capital gain or loss, in light of the significant uncertainty regarding this issue you should consult your tax adviser regarding the character of this gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

As discussed above, the tax treatment of the securities is unclear. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.

Even if the treatment of a security as a Deposit and a Derivative Contract is respected, the IRS could seek to treat the Derivative Contract as a “notional principal contract” instead of an option. In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent, nonperiodic payments, the timing and character of income and deductions on the Derivative Contract would be unclear. You would likely be required to recognize income during the term of the securities with respect to the Derivative Contract in an amount that could differ from the portion of the coupon payments that is attributable to the Derivative Contract. In addition, any income or loss you recognized at maturity of the securities would likely be ordinary income or loss (which, if you are an individual, might be treated as a non-deductible “miscellaneous itemized deduction”).

Furthermore, because the payment at maturity of the securities is determined by reference to the value of the underlying rates during the observation period, even assuming the treatment of a security as a Deposit and a Put Option is respected, it is possible that the IRS would seek to treat the Put Option as settling, in part, on each day in the observation period. If this treatment applied, you might be required to recognize income on the securities in advance of their retirement or earlier disposition.

Alternatively, a security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

There is significant uncertainty regarding the proper U.S. federal tax treatment of the securities. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

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Citigroup Global Markets Holdings Inc.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact your consequences of an investment in the securities.

The proper tax treatment of the securities is uncertain. While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the certification requirement described above and the discussion below regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a sale, exchange or other taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Although the application of the FATCA rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

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(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $22.50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $22.50 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the CMS rates and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is

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not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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